Exhibit 99.1

                           RADYNE CORP ADOPTS NEW NAME

    PHOENIX, June 3 /PRNewswire-FirstCall/ -- Radyne ComStream (Nasdaq: RADN) today announced that it has changed its name to Radyne Corporation and adopted a simplified brand strategy. The Company will manufacture and sell satellite and microwave communications equipment using the Radyne brand; market broadcast encoders and decoders under its Tiernan brand; and sell high power amplifiers under the recently acquired Xicom brand. Radyne will continue to trade on the NASDAQ under the RADN symbol.

    "Our streamlined brand approach reflects the strong identity that each of our brands has in the market place," said Bob Fitting, Radyne's CEO. "Radyne modems, Tiernan encoders, and Xicom amplifiers each lead their respective industries for feature sets, technology and customer acceptance."

    Each of the three brands will have its own product R&D, manufacturing and customer service dedicated to product development and customer support. Radyne Corp will continue to operate with centralized administrative and sales groups.

    About Radyne Corporation
    Radyne Corporation designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through its Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Xicom Technology subsidiary is a producer of high power amplifiers for communications applications. Radyne is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix, San Diego, and Santa Clara and sales offices in Singapore, Beijing, Jakarta and the United Kingdom. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information, visit our web site at www.radn.com. Additional information on Xicom is available at www.xicomtech.com.

     Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

SOURCE  Radyne Corporation
    -0-                             06/03/2005
    /Contact: Malcolm Persen, Chief Financial Officer of Radyne Corporation, +1-602-437-9620/
    /Web site:  http://www.radn.com /
    /Web site:  http://www.xicomtech.com /